Exhibit 10.14.6

Performance Share Program
Performance Period 25
Executive Leadership Team Member
Terms and Conditions
Grant Date: February 11, 2025

As described in the Performance Share Unit Award Summary with a Grant Date of February 11, 2025 (“Award Summary”) and subject to adjustment as described herein, you have been granted an award of Performance Stock Units (“PSUs”) that are Restricted Stock Units subject to Performance Goals under the 2023 Omnibus Stock and Performance Incentive Plan of ConocoPhillips (the “Plan”). These Performance Share Program Terms and Conditions together with your Award Summary constitute the Award Agreement governing your award. Your award is also subject to the terms of the Plan, which are controlling. A copy of the Plan is available on The Mark. Capitalized terms used in the Award Agreement and not otherwise defined herein have the meaning specified by the Plan as in effect as of the Grant Date for your award.
1.Award Acceptance. You must accept your award to become vested in the PSUs subject to this Award Agreement. By accepting this award you agree to all of the terms and conditions of the Award Agreement and the Plan. You agree that the decisions of the granting Committee regarding the interpretation of the Plan or this Award Agreement or as to findings of fact, shall be final, conclusive, and binding and that the granting Committee’s decisions need not be uniform among Plan participants.
2.Type of Award and Adjustments. Once vested and subject to Sections 4 and 8, each PSU entitles you to receive an amount in cash equal to the Fair Market Value of one share of Common Stock upon settlement.
The PSUs subject to this Award Agreement, including PSUs from reinvested dividend equivalents pursuant to Section 7, may be increased or decreased after the Grant Date and prior to settlement to reflect performance, promotion, and demotion during Performance Period 25, which generally is the period from January 1, 2025 through December 31, 2027 over which the Performance Goals established by the Committee (as adjusted from time to time in the discretion of the Committee) are evaluated. Such adjustments are reflected in book entry accounts that are maintained by the granting Committee and that are automatically incorporated into the Award Summary without the need for a formal amendment to this Award Agreement. As part of the adjustment process, partial PSUs shall be rounded prior to settlement in accordance with the granting Committee’s administrative procedures.
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Exhibit 10.14.6
a.The granting Committee may at any time in its sole discretion increase, in the case of promotion, or decrease (including to zero), in the case of demotion, the PSUs to reflect your promotion or demotion to a different salary grade during Performance Period 25; provided that the number of PSUs subject to this Award Agreement immediately prior to a Change of Control shall not be decreased due to a demotion occurring or effective at or after the date of the Change of Control.
b.After the end of Performance Period 25 but subject to subsections (d) and (e), the PSUs shall be increased or decreased (including to zero) to reflect the Committee’s discretionary evaluation of Performance Goals over such period; provided that the maximum increased number of PSUs cannot exceed the total number of PSUs subject to this Award Agreement immediately prior to this adjustment.
c.After the end of Performance Period 25 and any adjustment pursuant to subsection (b) above but subject to subsections (d) and (e), the granting Committee in its sole discretion may decrease the total number of PSUs (including to zero) to reflect the granting Committee’s evaluation of your individual performance during such period.
d.If a Change of Control occurs prior to the Settlement Date (as hereafter defined) and the successor or surviving entity does not assume or continue the PSUs, then in accordance with Section 12(a) of the Plan, the PSUs may be increased to reflect the Committee’s evaluation of Performance Goals over the portion of the Performance Period occurring prior to the Change of Control (to the extent determinable), but may not be decreased pursuant to subsection (b) or (c) above.
e.If a Change of Control occurs prior to the Settlement Date, the successor or surviving entity assumes or continues the PSUs, and you undergo a “Qualifying Termination” (as defined by the Plan) following the Change of Control and prior to the Settlement Date, then in accordance with Section 12(b) of the Plan, the PSUs may be increased to reflect the Committee’s evaluation of Performance Goals over the portion of the Performance Period occurring prior to the Qualifying Termination (to the extent determinable), but may not be decreased pursuant to subsection (b) or (c) above. To avoid the possibility of doubt, a Termination of Employment (as hereafter defined) after the second anniversary of the Change of Control shall not constitute a Qualifying Termination. For purposes of determining whether a Qualifying Termination has occurred, the terms “Cause” and “Good Reason” have the meaning specified by the ConocoPhillips Key Employee Change in Control Severance Plan without regard to whether you are eligible to participate in such plan.
3.Settlement Date. Settlement of vested PSUs pursuant to Section 2 shall occur on or as soon as administratively practicable after, February 8, 2028 (the “Settlement Date”) but in any event by December 31, 2028. However, if a Change of Control occurs prior to the Settlement Date and the successor or surviving entity does not assume or continue the PSUs, the PSUs shall be vested and settle effective immediately prior to the Change of Control. Once settled, the PSUs shall be cancelled, and all rights thereunder forfeited.
If an extraordinary corporate transaction, reorganization, or similar event occurs prior to a Change of Control, the Committee in its discretion may accelerate the end of Performance Period 25 and the Settlement Date and may make appropriate adjustments to the PSUs, including proportionate reductions to reflect a shortened performance period.
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Exhibit 10.14.6
4.KEDCP Deferral Election. If you are eligible to participate in the Key Employee Deferred Compensation Plan of ConocoPhillips (“KEDCP”), you may elect in accordance with the election rules of the KEDCP to have all or a portion of the cash payment that would otherwise be paid to you under Section 3 to instead be credited to your KEDCP account, with distribution of such deferred amount thereafter to be governed by the terms of the KEDCP and your election(s) under the KEDCP.
5.Vesting. To vest in the PSUs subject to this Award Agreement, including reinvested dividend equivalents, you must accept your award, and you must be continuously employed by the Company and/or its 100% owned (directly or indirectly) subsidiaries whose participation has been approved by the granting Committee (“Participating Companies”) from the Grant Date specified in the Award Summary through the Settlement Date. Prior to settlement, vested PSUs remain subject to adjustment pursuant to Section 2.
Except as specified in Section 6 below, as approved in writing by the granting Committee in its sole discretion, or as specified otherwise in a written letter agreement between you and the Company, unvested PSUs shall be immediately cancelled and all rights thereunder forfeited when you cease for any reason to be employed by the Company and the Participating Companies (as determined in accordance with the policies and practices of the Participating Company for whom you were last performing services, including any policies applicable to leaves of absence) (such cessation of employment referred to as a “Termination of Employment”). Transfer of employment among the Company and Participating Companies shall not constitute a Termination of Employment.
If a Change of Control occurs and the successor or surviving entity does not assume or continue the PSUs, the PSUs shall become vested immediately prior to the Change of Control in accordance with Section 12(a) of the Plan. Otherwise and except as provided in Section 6(e), vesting shall not be accelerated solely as a result of a Change of Control or a Termination of Employment following a Change of Control.
6.Accelerated Vesting Upon Certain Terminations of Employment. The vesting date for the PSUs subject to this Award Agreement shall be accelerated after your Termination of Employment to the extent specified in this Section. Accelerated vesting does not change the Settlement Date, and prior to settlement, vested PSUs remain subject to adjustment pursuant to Section 2.
a.Retirement after One Month of Participation or Layoff after One Year of Participation. If you accept the award, a prorated number of the PSUs shall be vested after the date of your Termination of Employment due to Layoff (as defined below) provided such termination occurs at least one year after the beginning of your participation in the Performance Share Program during Performance Period 25 or due to Retirement provided such termination occurs at least one month after the beginning of your participation in the Performance Share Program during Performance Period 25.
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Exhibit 10.14.6
i.For this purpose, “Layoff” is defined as “Layoff” under the ConocoPhillips Severance Pay Plan if you participate in that plan; “Severance” under the ConocoPhillips Executive Severance Plan or the ConocoPhillips Key Employee Change in Control Severance Plan, as applicable, if you participate in such plans; or layoff or redundancy under any similar written layoff or redundancy plan of the Company or a Participating Company in which you participate; provided that if all or any portion of the benefits under any such plan are contingent on the execution of a release of claims acceptable to the Company, a Termination of Employment shall not be considered due to “Layoff” for purposes of this award unless you execute and do not revoke such release and further provided that a Termination of Employment for “Good Reason” under the Marathon Oil Company Change in Control Severance Benefits Plan shall not be considered due to “Layoff” for purposes of this award even if severance benefits are payable under such plan.
ii.For this purpose, “Retirement” means Termination of Employment at age 55 or older with a minimum of five years of service (defined by the policies of the Participating Company); provided, however, that if you are not on the United States payroll, the granting Committee may approve the use of a different definition.
b.Death or Disability after the Grant Date. If you accept the award, a prorated number of the PSUs shall be vested upon the date of your Termination of Employment due to death or after Disability provided such termination occurs after the Grant Date.
i.For this purpose, “Disability” means a disability for which you have been determined to be entitled to (A) benefits under the applicable long-term disability plan of the Company or a Participating Company and/or (B) disability benefits under the Social Security Act or, if you are not eligible for such benefits, under a similar governmental program. In the absence of any such determination, the granting Committee is authorized to determine in its sole discretion whether you have a Disability.
ii.No transfer of the award or any rights thereunder as a result of your death shall be effective to bind the Company or the granting Committee unless the transferee(s) accept the terms and conditions of this Award Agreement and furnish the granting Committee with such evidence as the granting Committee considers necessary to establish the validity of the transfer.
c.The prorated number of PSUs for which vesting is accelerated pursuant to the foregoing is computed by multiplying the PSUs by a fraction, the numerator of which is the number of your full months of participation in the Performance Share Program during Performance Period 25 until the date of your Termination of Employment and the denominator of which is the number of calendar months remaining in Performance Period 25 immediately prior your commencement of participation in the Performance Share Program for Performance Period 25. Such calculation shall be rounded in accordance with the granting Committee’s administrative procedures.
d.Business Transaction. If you accept the award and your Termination of Employment occurs after the Grant Date as a result of (i) the outsourcing of a function; (ii) the sale of all or substantially all of the assets of a Participating Company to another employer outside of the Company’s controlled group (whether or not you are offered or accept employment with the other employer); (iii) your transfer of employment to a company or other entity in which the Company owns, directly or indirectly, less than a 50% interest; or (iv) any other sale of assets determined by the granting Committee to be considered a divestiture for purposes of the Performance Share Program under the Plan, the granting Committee may, in its sole discretion, determine
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Exhibit 10.14.6
that all or a portion of the unvested PSUs shall not be canceled and instead accelerate the vesting of all or a portion of the PSUs or may deem the outsourcing vendor, buyer, or other post-transaction employer to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. If you are employed by a Participating Company that ceases to be a Subsidiary due to the sale or transfer of all or a portion of the equity interests of the Participating Company then the granting Committee may, in its sole discretion, determine that all or a portion of the unvested PSUs shall not be canceled and instead accelerate vesting of unvested PSUs or deem the divested entity (or its successor) to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. If you transfer employment to a Subsidiary that is not a Participating Company or otherwise have a Termination of Employment that does not constitute a Separation from Service in connection with a divestiture or other business transaction, the granting Committee may, in its sole discretion, deem the successor employer to remain a Participating Company until your Termination of Employment or other settlement of the award in accordance with its terms. Any determination by the granting Committee in accordance with the foregoing must be documented in writing and need not apply on the same basis to all award recipients under the Plan.
e.Qualifying Termination Following a Change of Control. If you accept the award, a Change of Control occurs, and the successor or surviving entity assumes or continues the PSUs, then all of the PSUs shall be vested upon the date of your Qualifying Termination following the Change of Control. The provisions of Section 2(e) apply in determine whether a Qualifying Termination has occurred.
7.Common Stock Rights and Dividend Equivalents. The PSUs do not have any voting rights or other rights generally associated with shares of Common Stock and are merely an obligation of the Company to make settlement in accordance with the Award Agreement.
While outstanding, the PSUs subject to this Award Agreement shall accrue a dividend equivalent. On each date on which cash dividends are paid on Common Stock, the number of PSUs shall be increased by a number of whole and/or fractional PSUs equal to the amount of the cash dividends that would have been paid had the outstanding PSUs been shares of Common Stock, divided by the Fair Market Value of a share of Common Stock on such dividend payment date. If the PSUs are outstanding on the record date for a cash dividend but vest and are settled before the payment date for such dividend, then such dividend, net of tax withholding, shall be paid to you in cash at the same time the dividend is paid to holders of Common Stock (in the event of administrative delay, payment shall be made no later than March 15 of the year following the year in which such cash dividends are paid to holders of Common Stock).
8.Detrimental Activities and Suspension of Award.
a.If the granting Committee determines you have engaged or are engaging in any activity which, in the sole judgment of the granting Committee, is or may be detrimental to the Company or its Subsidiary, the granting Committee may cancel all or part of your unvested or unsettled PSUs. All rights under cancelled PSUs shall be forfeited.
b.If the granting Committee, in its sole discretion, determines that the vesting of the PSUs or the settlement of PSUs through the issuance of Common Stock might violate any law, regulation, listing standard, or decree pertaining to the Company, any of its Affiliates, or you, the granting Committee may freeze or suspend your right to vesting and settlement of the PSUs until such
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Exhibit 10.14.6
time as vesting and settlement would no longer, in the sole discretion of the granting Committee, have the possibility of violating such law, regulation, listing standard, or decree.
c.Notwithstanding anything herein to the contrary, the PSUs and all other awards to you under the Plan and its predecessor plans and programs (including the Variable Cash Incentive Program) are subject to forfeiture or recoupment, in whole or in part, under the terms of the Company’s Clawback Policy (as amended from time to time) and under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act. You agree to cooperate with the Company and the granting Committee and take all actions necessary to assist the granting Company and the Committee in complying with such Clawback Policy, including returning or paying to the Company any amounts required to be recovered pursuant to such Clawback Policy. A copy of the Clawback Policy is available as an exhibit in the most recently filed Annual Report of ConocoPhillips on Form 10-K.
9.Taxes and Tax Withholding. You are responsible for all taxes relating to the PSUs and any other rights under the Award Agreement, regardless of the amount withheld. The Company makes no guarantees regarding the tax treatment of the award and tax consequences may vary depending on your citizenship and applicable law of the country in which you reside or work. The Company in its sole discretion may withhold PSUs or cash otherwise deliverable upon settlement, either at the time of crediting, at the time of settlement, or at any other time in order to satisfy any required tax withholding up to the maximum applicable withholding rate, and the Company may accelerate vesting as needed to accomplish such tax withholding. Withheld units may be retained by the Company. The Company in its sole discretion may also withhold any required taxes up to the maximum applicable withholding rate from dividend equivalents and may satisfy required tax withholding (and any required interest relating to such withholding) by other payroll deduction. To the extent this award (including dividend equivalents) constitutes nonqualified deferred compensation subject to Code section 409A, settlement due to “Separation from Service” (as defined by Code section 409A) shall not be made to a “Specified Employee” (as that term is defined in Code section 409A(a)(2)(B)(i)) until the first day of the seventh month following the Specified Employee’s Separation from Service or, if earlier, the date of the Specified Employee’s death.
10.Certain Adjustments. In the event certain corporate transactions, recapitalizations, or stock splits occur while PSUs are outstanding, the number of PSUs shall be correspondingly adjusted in accordance with the Plan.
11.Personal Data. The administration of the Plan and this Agreement involves the collection, use, and transfer of personal data about you among the Company, its Subsidiaries and Affiliates, the granting Committee and its delegates, and third-party service providers such as Merrill (a Bank of America Company) and Computershare (or their successors), as well as various regulatory and tax authorities around the world. This data may include your name; age; date of birth; compensation; contact information including address and telephone number; work location; employment status; tax status; social insurance, tax, or other identification number; salary; nationality; citizenship; job title or position; Common Stock ownership; details of awards granted, cancelled, vested or unvested, and outstanding; and related information. By accepting this award, you authorize such collection, use, and transfer of such data. To the extent applicable, personal data is maintained, processed, and used by the Company in accordance with applicable law and the ConocoPhillips Global Workforce Privacy Policy. To the extent applicable, you may exercise your right to access, correct, restrict, or delete your personal data by following the procedure set forth in the ConocoPhillips Global Workforce Privacy Policy. Third party service providers for the Program may require your agreement to separate data use and transfer provisions to comply with applicable laws, and your acceptance of this award is conditioned on such agreement.
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Exhibit 10.14.6
12.No Assignment Except Upon Death. The PSUs and any other rights under the Award Agreement cannot be sold, assigned, pledged, or transferred other than as a consequence of your death or otherwise in accordance with the Plan. If you die prior to settlement of this award, settlement shall be made to the beneficiary or beneficiaries you designated in a properly completed beneficiary designation form acceptable to and received by the granting Committee prior to your death. In the absence of such a beneficiary designation, settlement shall be made to your estate or to the person or persons to whom this award is validly transferred by will or the laws of descent and distribution. However, no post-death transfer of this award or amounts payable in settlement of the award shall be effective to bind the Company unless the granting Committee is furnished with written notice with a copy of the beneficiary designation or will, and with such other evidence as the granting Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of this award.
13.Effect on Employment and other Plans. No provision of this Agreement shall confer any right upon you to continued employment with the Company or any Affiliate. Neither the issuance nor vesting of the award or other payments hereunder shall be considered earnings for purposes of any retirement plans or any other compensation plans of the Company or any Affiliate.
14.Governing Law and Language. This Award Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware. You agree that it is your express intent that the Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given, or instituted with respect to the Award Agreement, be drawn up in English. You acknowledge that you are proficient in the English language and understand the terms of the Award Agreement or have had the ability to consult with your advisor who is sufficiently proficient in the English language. In the event the Award Agreement, Plan, or any related instruments or notices are translated into another language, and if the meaning of the translated version is different than the English version, the English version will control.
15.Amendment. The Award Agreement may be amended or supplemented in writing without your consent (a) to reflect adjustments in the PSUs as described in Section 2; (b) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; (c) to add to the covenants and agreements of the Company for your benefit or to add to your rights or to surrender any right or power reserved to or conferred upon the Company, provided, in each case, that such changes or corrections shall not adversely affect your rights hereunder without your consent; or (d) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities or tax laws. Otherwise, the Award Agreement may not be amended except by written instrument signed by you and the Company.
16.Successors and Assigns. The Company may assign any of its rights under this Award Agreement. The Award Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement shall be binding upon you and your heirs, executors, or administrators.
17.Entire Agreement; Severability. The Award Agreement together with the Plan constitutes the entire understanding between you and the Company with respect to the subject matter of this Award Agreement. The provisions of the Award Agreement and Plan are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
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Exhibit 10.14.6
18.Waiver. You understand that the waiver by the Company with respect to your compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of a provision of this Agreement.
19.Global Appendix. Notwithstanding anything herein to the contrary, the PSUs will also be subject to the applicable terms and conditions set forth on Appendix A to the extent the Company determines that the application of such terms and conditions is necessary or advisable to comply with local law or facilitate the administration of the Plan as a result of your residence or employment in, or relocation after the Grant Date to, a country outside the United States. Appendix A is part of this Award Agreement.

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